Exhibit 16.1

March 6, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read Item 4.01(a) of Form 8-K dated March 6, 2025, of Serve Robotics Inc. and are in agreement with the statements contained therein concerning our firm. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ dbbmckennon

dbbmckennon

Newport Beach, California